ARTICLES OF AMENDMENT TO
                      ARTICLES OF INCORPORATION
                                OF
                      SILK BOTANICALS.COM, INC.

1. The following provision of the Articles of Incorporation of Silk Botanicals.com, Inc., a Florida corporation (the "Company") filed in Tallahassee on November 20, 1998 as document number P98000098924, and pursuant to Sections 607.0704, 607.0725, 607.0726, 607.1001 and
607.1003 of the Florida Business Corporation Act, and as amended in October 2000, be and hereby is amended to read as follows:


                          SECOND ARTICLE

(At the end of the Second Article, add the following language)


The Board of Directors of the Company, pursuant to the authority granted in the Articles of Incorporation and the Bylaws of the Company, hereby authorizes the issuance the shares of Preferred Stock in three different series, in such denominations, designations and preferences as set forth below.

The Board of Directors has designed 2,000,000 shares of Preferred
Stock to be authorized and issued in a private placement offering as "Series 2001 Convertible Preferred Stock."

Series 2001 Convertible Preferred Stock

Preferences on Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series 2001 Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's common stock, an amount equal to Five Dollars ($5.00) per share for each Preferred Share, plus all declared and unpaid dividends thereon to the date fixed for distribution. After setting apart or paying in full the preferential amounts due the holders of the Series 2001 Convertible Preferred Stock the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of common stock, each such issued and outstanding share of common stock entitling the holder thereof to receive an equal proportion of said remaining assets. If upon liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series 2001 Convertible Preferred Stock the full amounts to which they respectively are entitled, then they shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and the shareholders of this corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the



          Exhibit 3.(i).5 - Pg. 1


assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation.



          Exhibit 3.(i).5 - Pg. 2


Voting Rights

The shares of Series 2001 Convertible Preferred Stock shall have no voting rights with regard to the election of directors or as to other matters except those affecting the class. The Company may not take any of the following actions without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series 2001 Convertible Preferred Stock outstanding, voting separately as a class,
(1) alter or change any of the powers, preferences, privileges, or rights of the Series 2001 Convertible Preferred Stock; or (2) amend the provisions of this paragraph; or (3) create any new class or series of shares having preferences prior to or being on a parity with the Series 2001 Convertible Preferred Stock as to dividends or assets.

Conversion Rights

Each share of Series 2001 Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation at any time after twelve months after the issuance of such shares.

The Conversion Ratio per share at which shares of common stock shall be initially issuable upon conversion of any shares of Series 2001 Convertible Preferred Stock shall be the lesser of either (a) $5.00 per share or (b) 30% below the trading price of the common stock based on the closing price of the common stock on the trading day prior to the date of conversion, subject to adjustment in the event that the corporation shall at any time subdivide the outstanding shares of common stock, or shall issue a stock dividend on its outstanding common stock, then the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the corporation shall at any time combine the outstanding shares of common stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased.

The Board of Directors has designed 4,042,687 shares of Preferred
Stock to be authorized and issued in exchange for a like number of common shares, to Joseph R. Bergmann, as "Series 2000 Convertible
Preferred Stock."

Series 2000 Convertible Preferred Stock

The 4,042,687 shares of Series 2000 Convertible Preferred Stock carry the following preferences:

Voting Rights. Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward the election of directors or such other action as the class of common stock shall be entitled. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of the Series 2000 Preferred Stock and the common stock, holding in the aggregate more than fifty percent (50%) of the total voting rights can elect all of the directors of Silk Botanicals.

Antidilution. In the event that we shall at any time combine the outstanding common stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Series 2000 Convertible Preferred Stock, which shall always be on a one share for one share basis.



          Exhibit 3.(i).5 - Pg. 3


Conversion Rights. Each share of Series 2000 Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after January 1, 2002.



Series 2000A Convertible Preferred Stock

The Board shall issue 2,444,532 shares of Series 2000A Convertible Preferred Stock, for services rendered, to Coral Ridge, Inc., which carries the following preferences:


Voting Rights. The shares of Series 2000A Convertible Preferred Stock shall have no voting rights with regard to the election of directors or as to other matters except those affecting the class. The Company may not take any of the following actions without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series 2000A Convertible Preferred Stock outstanding, voting separately as a class, (1) alter or change any of the powers, preferences, privileges, or rights of the Series 2000A Convertible Preferred Stock; or (2) amend the provisions of this paragraph; or (3) create any new class or series of shares having preferences prior to or being on a parity with the Series 2000A Convertible Preferred Stock as to dividends or assets.

Antidilution. In the event that we shall at any time combine the outstanding common stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Series 2000A Convertible Preferred Stock, which shall always be on a one share for one share basis.

Conversion Rights. Each share of Series 2000A Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after twelve months from the date of execution of the consulting agreement between the Company and Coral Ridge, Inc.



     The foregoing amendment was adopted by a majority vote of the Company's Directors as authorized in the Articles of Incorporation and Bylaws of the Company, on the 26th day December, 2000, in accordance with the provisions of the Florida Business Corporation Act. The number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, the undersigned President of the Company has executed these Articles of Amendment on the 26th day of December, 2000.


					SILK BOTANICALS.COM, INC.


                                        /s/___________________________
					Joseph R. Bergmann,  President


          Exhibit 3.(i).5 - Pg. 4



STATE OF FLORIDA
COUNTY OF PALM BEACH

     On this 26th day of December, 2000, before me, a Notary Public, duly authorized in the State and County named above to take acknowledgments, personally appeared Joseph R. Bergmann, to me known to be the person whose name is subscribed to the within instrument, and he acknowledged that he executed the same for the purposes therein contained.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                       _/s_____________________________
                                       Notary Public - State of Florida
                                       My Commission Expires



          Exhibit 3.(i).5 - Pg. 5